Exhibit (12)(a)

[Letterhead of Proskauer Rose LLP]

February 11, 2010

Ares Capital Corporation
280 Park Avenue, 22nd Floor
Building East
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to Ares Capital Corporation, a Maryland corporation (“Acquiring Fund”), in connection with the proposed reorganization (the “Reorganization”) of Acquiring Fund and Allied Capital Corporation, a Maryland corporation (“Target Fund”), pursuant to the Agreement and Plan of Merger, dated October 26, 2009, among Target Fund, Acquiring Fund and ARCC Odyssey Corp., a Maryland corporation and wholly-owned subsidiary of the Acquiring Fund (the “Plan”).  The Reorganization is described in the Registration Statement on Securities and Exchange Commission (“SEC”) Form N-14 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus relating to the Reorganization (the “Proxy Statement/Prospectus”).  Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Plan or the Registration Statement (or defined therein by cross-reference).

You have requested our opinion as to certain U.S. federal income tax matters.  This opinion is solely for the benefit of the Acquiring Fund, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

In connection with this opinion, we have examined and are familiar with the Plan, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

In addition, we have assumed, with your consent: (i) that the Reorganization will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Plan, and that the parties to the Plan have complied with and, if applicable, will continue to comply with, the covenants contained in the Plan, (ii) the continuing truth and accuracy at all times through the Effective Time of the representations and warranties made by the parties to the Plan and (iii) that any such representations or warranties made “to the knowledge” or based on the belief of the parties are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Based upon and subject to the foregoing and the following paragraphs, we confirm that the discussion in the Proxy Statement/Prospectus under the caption “Certain Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to Target Fund stockholders.

Because this opinion is being delivered prior to the Effective Time of the Reorganization, it must be considered prospective and dependent on future events.  There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Reorganization or that contrary positions may not be taken by the Internal Revenue Service.  This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the use of our name under the captions “Certain Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus and to the use of this opinion for filing as Exhibit 12(a) to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

Proskauer Rose LLP